Exhibit 99.1

NEWS RELEASE

For Immediate Release
October 16, 2017

For Further Information Contact:
LeAnn Cain, Marketing & PR Manager
304-769-1138
leann.cain@bankatcity.com

City National Bank to Open Morgantown Branch
New banking center will serve the largest city in North-Central W Va.

Charleston, W. Va. (October 16, 2017) – City National Bank today announced it will break ground in early 2018 on its new branch office located on Pineview Drive in Morgantown, W. Va. The branch is adjacent to the Holiday Inn and in close proximity to WVU Hospital, Mon Health Medical Center, Mylan Pharmaceuticals and the Evansdale campus of West Virginia University, just north of WV Route 705.

“This new branch further expands City National Bank’s presence in the important Morgantown market,” said Skip Hageboeck, President and CEO of City National Bank. “Morgantown is one of the fastest growing cities in West Virginia and the third largest MSA in the state. We’ve operated a successful mortgage office here for a few years and the new branch will provide additional access and convenience for area residents and for the children of our customers across our footprint who attend West Virginia University.”

With more than 30,000 permanent residents and nearly 30,000 seasonal WVU students, Morgantown’s population has steadily increased in spite of declining numbers elsewhere in the state. With a diverse economy made up of various industries from state and federal government to the private sector, Morgantown is home to a robust pool of talented professionals and favorable business conditions. The city’s workforce continues to grow as new jobs and construction projects are added, making Morgantown an ideal market to expand bank operations.

The Company and architect DEI Corp. have designed an attractive one and one half-story, 1,500 square foot office for the site. The facility will have two drive-thru ITM lanes. The brick façade will be highlighted by an expansive glass tower and blue roof. Much of the construction of the facility will be completed by local contractors from Morgantown and the surrounding area.

“We are thrilled to be adding this important location in Morgantown,” said Craig Stilwell, Executive Vice President, Retail Banking. “We have been frequently asked by our customers to increase our presence in the Morgantown area. This full service facility, just off one of the most traveled corridors in the city and close to several major employers and the West Virginia University campus, will give City excellent visibility–and our customers will enjoy increased access.”

City operates 86 branch locations across West Virginia, Virginia, Eastern Kentucky and Southern Ohio. The new branch is slated to open in late spring of 2018.

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